                                                                   EXHIBIT 10.37

                            ISV-900 PROJECT AGREEMENT
                             TERMINATION AND RELEASE


     This ISV-900 PROJECT AGREEMENT TERMINATION AND RELEASE ("Termination and Release") is made as of December 10, 2000, by and between PHARMACIA & UPJOHN AB, a Swedish corporation ("P&U "), and INSITE VISION INCORPORATED, a Delaware corporation ("InSite"). InSite and P&U may be referred to herein individually as a "Party" or collectively as the "Parties."

                                    RECITALS

     WHEREAS, InSite and P&U entered into the ISV-900 Project Agreement on November 11, 1999 (the "ISV-900 Project Agreement");

     WHEREAS, the Parties desire to terminate the ISV-900 Project Agreement and the rights and obligations of the Parties thereunder in accordance with the terms hereof; and

     WHEREAS, contemporaneously with the execution of this Termination and Release, InSite and Pharmacia & Upjohn Company, an Affiliate of P&U, are terminating the Credit Agreement dated November 11, 1999 by and between such parties (the "Credit Agreement").

     NOW THEREFORE, in consideration of the covenants and promises in this Termination and Release, InSite and P&U agree as follows:

                                   ARTICLE I.
                  TERMINATION OF THE ISV-900 PROJECT AGREEMENT

     SECTION 1.1 DEFINITIONS. For purposes of this Termination and Release, the initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the ISV-900 Project Agreement, whether used in the singular or plural. The use of defined terms from the ISV-900 Project Agreement is solely for administrative convenience and shall not, in and of itself, be construed as implying any part of the ISV-900 Project Agreement continues beyond termination, except as specifically set forth herein.

     SECTION 1.2 TERMINATION. The Parties hereby terminate the ISV-900 Project Agreement. Such termination is made mutually by the Parties without reference to any specific provision of the ISV-900 Project Agreement. Subject to the terms and conditions hereof and notwithstanding anything contained in the ISV-900 Project Agreement to the contrary, InSite and P&U hereby agree that all of the rights and obligations of either or both of the Parties under the ISV-900 Project Agreement of whatever nature are hereby terminated, except as expressly set forth herein. The Parties further agree that all rights and obligations relating to the ISV 900 project or their activities under the ISV-900 Project Agreement shall be governed solely and exclusively by this Termination and Release.

     SECTION 1.3 RELEASE. In connection with the termination of the ISV-900 Project Agreement, and notwithstanding anything contained in the ISV-900 Project Agreement to the contrary, including without limitation Section 11.5(a) of such agreement, each Party hereby fully and forever releases and discharges the other Party and its Affiliates and each of their respective shareholders, employees, officers and directors from any and all claims, actions, losses, damages, liabilities, costs and expenses of any kind or nature arising out of or related to the ISV-900 Project Agreement, the Parties' performance or failure to perform under or interactions pursuant to such agreement, or the termination of such agreement, whether known or unknown and whether arising in the past, present or future and hereby expressly waive any and all rights available to P&U and InSite under Section 1542 of the California Civil Code, or any analogous state, federal or foreign statutes, rules and regulations. Section 1542 of the Civil Code of the State of California reads as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

     The provisions of this Section 1.3 shall not apply to any losses, damages, liabilities, costs and expenses for which a Party is entitled to indemnification pursuant to Sections 5.2 or 5.3, as the case may be, of this Termination and Release.

     SECTION 1.4 EXPRESS TERMINATION OF LICENSES AND RELATED OBLIGATIONS. For purposes of emphasis and not limitation, the Parties acknowledge and agree that
(a) all licenses and rights granted by InSite under Article II of the ISV-900 Project Agreement and all of InSite's obligations under Article II, are terminated and are of no further orce or effect, and (b) InSite shall retain all of its right, title and interest in and to (i) its rights under the ISV-900 Agreements, ISV-900 Technology, and Trademarks; and any of its Improvements to the foregoing.

     SECTION 1.5 DEVELOPMENT INFORMATION AND KNOW-HOW. Notwithstanding anything contained herein to the contrary, P&U shall continue to own and have the exclusive right, title and interest in all Know-How of P&U resulting or arising from any development by P&U.

     SECTION 1.6 KNOW-HOW. Whereas in Section 2.1(b) if the ISV-900 Project Agreement, InSite assigned to P&U all of InSite's right title, and interest in the InSite Know-How, P&U hereby assigns back to InSite all such right title, and interest in the InSite Know-How.

     SECTION 1.7 TERMINATION OF INSITE'S ROYALTY OBLIGATION. For purposes of emphasis and not limitation, the Parties acknowledge that pursuant to the provisions of Section 1.2 of this Termination and Release, the provisions of
Section 11.5(d) of the ISV-900 Project Agreement wherein P&U would otherwise be entitled to a fifteen percent (15%) royalty on all net sales of Product following a termination of the ISV-900 Project Agreement shall not be operative or effective and P&U hereby waives all rights to any such royalty.

                                  ARTICLE II.
                       EXPRESS TERMINATION OF ARTICLE III

     SECTION 2.1 EXPRESS TERMINATION OF PAYMENT OBLIGATIONS. For purposes of emphasis and not limitation, the Parties acknowledge and agree that pursuant to
Section 1.2 of this Termination and Release, the following specific provisions of the ISV-900 Project Agreement are terminated and of no force or effect.

          (a) All obligations under Section 3.2 of the ISV-900 Project Agreement with respect to any R&D Payments payable by P&U to InSite are terminated, including the Two Million Dollars ($2,000,000) payable on July 1, 2001 and the One Million Dollars ($1,000,000) payable on July 1, 2002.

          (b) All obligations of P&U under Section 3.3 with respect to any and all Milestone Payments are hereby terminated, including the First Milestone of One Million Five Hundred Thousand Dollars ($1,500,000) and the Second Milestone of One Million Five Hundred Thousand Dollars ($1,500,000). The Parties expressly agree that neither the Development Committee nor the Executive Committee has made or will make any decision regarding whether the First Milestone or Second Milestone has been achieved.

          (c) All obligations of P&U under Section 3.4 with respect to the payment of any and all Royalties are terminated.

     SECTION 2.2 P&U acknowledges and agrees that this Termination and Release does not require, and InSite shall not be obligated to make, any refund or restitution of any amounts paid by P&U to InSite, or committed by P&U to third parties, through the termination date of the ISV-900 Project Agreement.

                                  ARTICLE III.
                                   COMMITTEES

     SECTION 3.1 DEVELOPMENT AND EXECUTIVE COMMITTEES.

          (a) Within ten (10) Business Days after the date hereof the Development Committee shall begin the process of winding down the ISV-900 project. During the wind-down phase, which phase shall last for sixty (60) days from the date hereof, the Development Committee shall continue to operate consistent with the procedures set forth in the ISV-900 Project Agreement. Sixty (60) days after the date hereof, the

     Development Committee shall have no further responsibilities with respect to the ISV-900 project.

          (b) The Executive Committee shall decide any matters referred to it by the Development Committee during the wind down period pursuant to the procedures set forth in the ISV-900 Project Agreement. Sixty (60) days after the date hereof, the Executive Committee shall have no further responsibilities with respect to the ISV-900 project.

          (c) Such wind-down activities shall include, the return by each Party of the Confidential Information of the other Party.


                                  ARTICLE IV.
                          CREDIT AGREEMENT TERMINATION

     SECTION 4.1 CREDIT AGREEMENT. The Parties hereby acknowledge that, contemporaneously herewith, and as a condition to the effectiveness hereof, the Credit Agreement whereby Pharmacia & Upjohn Company agreed to make available to InSite up to Four Million Dollars ($4,000,000) in debt financing on the second anniversary of the Effective Date is being terminated pursuant to that certain Credit Agreement Termination and Release of even date herewith (the "Credit Agreement Termination").

                                   ARTICLE V.
                        CONTINUING RIGHTS AND OBLIGATIONS

     SECTION 5.1 INDEMNIFICATION BY INSITE. InSite shall indemnify and hold harmless P&U, P&U's Affiliates and each of their respective officers, directors, agents and employees (collectively, the "P&U Indemnitees") from and against all losses, damages, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities net of any tax benefit ("Liabilities") incurred by any of the P&U Indemnitees as a result of any third party claims, demands, suits or actions arising out of or related to (i) the breach of any representation or warranty originally made by Insite in the ISV-900 Project Agreement, or (ii) the development of ISV 900 and/or commercialization of the Product.

     SECTION 5.2 INDEMNIFICATION BY P&U. P&U shall indemnify and hold harmless InSite, InSite's Affiliates and each of their respective officers, directors, agents and employees (collectively, the "InSite Indemnitees") from and against all Liabilities incurred by any of the InSite Indemnitees as a result of any third party claims, demands, suits or actions arising out of or related to (i) the breach of any representation or warranty originally made by P&U in the ISV-900 Project Agreement or (ii) P&U's exercise or exploitation of P&U's Know-How.

     SECTION 5.3 INDEMNIFICATION PROCEDURES.

          (a) A Party entitled to indemnification hereunder for third party claims (the "Indemnitee") that intends to claim indemnification under this
     Article 5 shall: (i) notify
     the other Party (the "Indemnitor") of any Liability with respect to which the Indemnitee intends to claim indemnification as soon as practicable after the Indemnitee becomes aware of any such Liability; (ii) permit the Indemnitor to assume the defense thereof with counsel mutually satisfactory to the Indemnitee and Indemnitor; and (iii) cooperate with the Indemnitor, at the Indemnitor's expense, in the defense thereof.

          (b) With respect to any matter for which the Indemnitor may have an obligation to indemnify the Indemnitee under this Agreement, the Indemnitee shall have the right to participate and be represented (at the Indemnitor's expense) by legal counsel of the Indemnitee's choice in all proceedings and negotiations, if representation by counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceedings.

          (c) The indemnity agreement in this Article 5 shall not apply to amounts paid in settlement of any Liability if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

          (d) Failure of the Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of a Liability shall relieve the Indemnitor of any liability to the Indemnitee pursuant to this Article 5 in the event, but only to the extent, such delay is prejudicial to the Indemnitor's ability to defend such action.

          (e) It is understood and agreed that the indemnification provisions of Article IX of the ISV-900 Project Agreement have been terminated pursuant to the provisions of Section 1.2 of this Termination and Release and that the indemnification provisions set forth herein shall supersede in all respects the provisions of Article IX of the ISV-900 Project Agreement.

                                  ARTICLE VI.
                                 CONFIDENTIALITY

     SECTION 6.1 CONFIDENTIAL INFORMATION. All data, information, documents and materials transmitted by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") in connection with the ISV-900 Project Agreement or this Termination and Release, including, but not limited to, all Know-How, clinical data, information reports, financial or business records, summaries and information gathered, generated or transferred by the Disclosing Party to the Receiving Party during the course thereof and hereof shall remain confidential and proprietary information (hereinafter "Confidential Information").

     SECTION 6.2 DISCLOSURE. The Receiving Party shall not disclose, without prior written consent of the Disclosing Party, any Confidential Information to any Third Party other than officers, directors, Affiliates and representatives of the receiving Party, except as necessary to carry out its obligations under this Termination and Release. Moreover, the Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose whatsoever, other than in carrying out its obligations under this Termination and Release, without the prior written consent of the Disclosing Party. This Article 6 shall not apply to information which is (a) independently developed by the disclosing Party as shown by contemporaneous records, (b) is provided to the disclosing Party by a third party with the lawful right to disclose such information or (c) required to be disclosed by any valid law or regulation.

     SECTION 6.3 SURVIVAL. The obligations of the Parties with regard to Confidential Information shall be in effect throughout the Territory and shall continue in full force and effect for a period of five (5) years from the date hereof.

                                  ARTICLE VII.
                                  MISCELLANEOUS

     SECTION 7.1 NOTICE. Except as otherwise specifically provided herein, any notice or other documents to be given under this Termination and Release shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or facsimile transmission to a Party or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

          If to P&U:

          Pharmacia & Upjohn AB
          C/o Pharmacia & Upjohn Company
          100 Route 206 North
          Peapack, New Jersey 07977
          Attn:  Vice President, Associate General Counsel and
                 Corporate Secretary
          Telefax:  908-901-1862


          With required copy to:

          Pharmacia & Upjohn Company
          100 Route 206 North
          Peapack, New Jersey 07977
          Attn:  Senior Vice President, Corporate Licensing
          Telefax:  908-901-1813

          Pharmacia & Upjohn AB
          Lindhagensgatan 133
          112 87 Stockholm, Sweden
          Attn:  VP and Associate General Counsel, Europe & International
          Telefax:  011-46-8-695-4708

          If to InSite:

          InSite Vision Incorporated
          965 Atlantic Avenue
          Alameda, California 94501
          Attn:  Chief Executive Officer
          Telefax:  510-865-7830

          With required copy to:

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA  94303
          Attn:  Timothy R. Curry, Esq.
          Telefax:  (650) 496-2885

Any such notice or other document shall be deemed to have been received by the addressee three (3) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

     SECTION 7.2 ENTIRE AGREEMENT. This Termination and Release and the Credit Agreement Termination embody and set forth the entire agreement and understanding of the Parties with respect to the subject matter herein and therein. There are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in such documents with respect to the subject matter herein and therein.

     SECTION 7.3 HEADINGS, INTERPRETATION. The headings used in this Termination and Release are for convenience only and are not a part of this Termination and Release nor shall they affect the interpretation of any of its provisions.

     SECTION 7.4 GOVERNING LAW. This Termination and Release shall be governed by and construed under the laws of the State of New York, excluding its conflict of laws principles. The parties agree to submit to the exclusive jurisdiction of New York courts to resolve any controversy.

     SECTION 7.5 SEVERABILITY. In the event that any provision of this Termination and Release or the application thereof to any Party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Termination and Release and the application of such provision to the Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

     SECTION 7.6 INTERPRETATION. The Parties hereto acknowledge and agree that
(i) each Party and its representatives has reviewed and negotiated the terms and provisions of this Termination and Release and have contributed to its revision,
(ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Termination and Release and (iii) the terms and provisions of this Termination and Release shall be construed fairly as to each Party hereto and not in favor of or against either Party regardless of which Party was generally responsible for the preparation of this Termination and Release.

     SECTION 7.7 COUNTERPARTS. This Termination and Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

     SECTION 7.8 THIRD PARTY BENEFICIARIES. Except as specifically provided herein, this Termination and Release is not intended to confer upon any non-Party rights or remedies hereunder.

     SECTION 7.9 PRESS RELEASES. In connection with the execution of this Termination and Release, P&U and InSite agree that InSite will issue a press release set forth in Exhibit A attached hereto (the "Termination Release"). Once the Termination Release has been issued, the contents of the release can be re-released or re-disclosed by either party at any time. Except as permitted by this Section 7.9, P&U and InSite agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information related to the ISV-900 Project Agreement, the Credit Agreement or the termination of such agreements without the prior written consent of the other, except as may be required by law or, in the case of InSite, in connection with the negotiation of financing, joint venture, merger, acquisition or reorganization transactions with third parties pursuant to a confidentiality or non-disclosure agreement.

     SECTION 7.10 FURTHER ASSURANCES. Each Party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions and termination contemplated hereby.

     SECTION 7.11 ASSIGNMENT. This Termination and Release shall be binding upon the successors and assigns of the Parties. This Termination and Release shall not be assigned by either Party without the prior written consent of the other Party; provided, however, that this Termination and Release may be assigned by P&U to any of its Affiliates and either party may assign this Termination and Release to any third party if such party acquires more than fifty percent (50%) of the outstanding voting stock of such party or all or substantially all of the assets of such party.

     SECTION 7.12 REPRESENTATIONS AND WARRANTIES.

          (a) Each of the Parties severally represents and warrants (as to itself only) as follows: (i) such party has all the requisite power and authority to enter into this Agreement, and (ii) this Agreement will constitute, when executed, the valid and binding obligation of such party enforceable against such party in accordance with its terms.

          (b) Each Party represents and warrants that it has not voluntarily or involuntarily transferred, conveyed, pledged, assigned or made any other disposition of any rights, interest, or causes of action relating to the ISV 900 Project Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Termination and Release to be duly executed as of the date first above written.

INSITE VISION INCORPORATED

By: /s/  S. Kumar Chandrasekaran, Ph.D.
    -----------------------------------
Name: S. Kumar Chandrasekaran, Ph.D.
Title: CEO and Chairman of the Board

PHARMACIA & UPJOHN AB

By: Per-Olof Andersson
    -----------------------------
Name: Per-Olof Andersson
Title: VP Exploratory Development

By:
    -----------------------------
Name:
Title: